Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132367

Prospectus Supplement No. 8 dated October 30, 2007
(to Prospectus dated June 23, 2006)

12,000,000 SHARES
CURRENCYSHARESSM MEXICAN PESO TRUST

        This Prospectus Supplement No. 8 amends and supplements our prospectus dated June 23, 2006 (the “Prospectus”). This Prospectus Supplement No. 8 should be read in conjunction with, and must be delivered with, the Prospectus, Prospectus Supplement No. 2 dated January 29, 2007 (“Prospectus Supplement No. 2”), Prospectus Supplement No. 5 dated March 19, 2007 (“Prospectus Supplement No. 5”), Prospectus Supplement No. 6 dated June 14, 2007 (“Prospectus Supplement No. 6”) and Prospectus Supplement No. 7 dated September 14, 2007 (with Prospectus Supplement No. 2, Prospectus Supplement No. 5, Prospectus Supplement No. 6 and this Prospectus Supplement No. 8, the “Prospectus Supplements”).

        In connection with an initiative by NYSE Group, Inc. to transition all exchange-traded funds listed on the New York Stock Exchange (the “NYSE”) to NYSE Arca, the Mexican Peso Shares ceased trading on the NYSE on October 29, 2007 and began trading on NYSE Arca on October 30, 2007. Consequently, all references in the Prospectus to “the New York Stock Exchange” and “NYSE” which relate to the trading of Mexican Peso Shares on or after October 30, 2007 are amended to read “NYSE Arca.”

        Under the heading “Creation and Redemption of Shares” of the Prospectus on page 31, the first full paragraph, third sentence states “As of February 15, 2007, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing, L.P. and Merrill Lynch Professional Clearing Corp. have each signed a Participant Agreement and, upon the effectiveness of its Participant Agreement, each may create and redeem Baskets.”

        This sentence is hereby replaced with the following sentence: “As of October 30, 2007, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing, L.P., Merrill Lynch Professional Clearing Corp. and Timber Hill LLC have each signed a Participant Agreement, and, each of them, upon the effectiveness of its Participant Agreement, may create and redeem Baskets.”

        All other portions of the Prospectus, as amended by the Prospectus Supplements, shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is October 30, 2007